UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-2122873
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350	30350
(Address of Principal Executive Offices)	(Zip Code)
2006 Roberts Realty Investors, Inc. Restricted Stock Plan
(Full Title of the Plan)
Charles S. Roberts
Chief Executive Officer and President
Roberts Realty Investors, Inc.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
(Name and Address of Agent For Service)
(770) 394-6000
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Charles D. Vaughn, Esq.
Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street, N.W., Suite 1700
Atlanta, Georgia 30363
Telephone: (404) 322-6189
Fax: (404) 322-6085

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title Of Securities	Amount To Be	Offering Price	Aggregate	Amount Of
To Be Registered	Registered	Per Share	Offering Price	Registration Fee
Common Stock	392,212 (1)	$7.87 (2)	$3,086,708 (2)	$336.84 (3)
Common Stock	254,000 (4)(5)	$0.95 (6)	$241,300 (6)	$0.00 (7)

(1)	Represents the remaining number of shares of common stock covered by the Registration Statement on Form S-8 (No. 333-138703) filed on November 14, 2006, relating to the issuance of up to 400,000 shares of common stock that we may issue from time to time under the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan (the “Plan”).

(2)	Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based on a per share price of $7.87, the average of the high and low sales prices of our common stock as reported on the American Stock Exchange on November 8, 2006.

(3)	The registration fee was previously paid in connection with filing of the Registration Statement on Form S-8 (No. 333-138703) on November 14, 2006.

(4)	Represents the number of additional shares of common stock we are registering under this post-effective amendment to the Registration Statement on Form S-8 (No. 333-138703) pursuant to Rule 416 to cover additional shares of common stock that we may issue from time to time under the Plan, as amended effective January 27, 2009 pursuant to the antidilution provisions of the Plan. See the following Explanatory Note.

(5)	Pursuant to Rule 416, this registration statement shall also cover any additional shares of common stock that may become issuable under the Plan, as amended, to prevent dilution from any stock dividend, stock split or any other similar transaction pursuant to the antidilution provisions of the Plan.

(6)	Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rule 457(c) and (h) and based on a per share price of $0.95, the average of the high and low sales prices of our common stock as reported on the NYSE Alternext US (formerly the American Stock Exchange) on January 27, 2009.

(7)	Pursuant to Rule 416 and based on Section B.75 of the Manual of Publicly Available Telephone Interpretations of the SEC’s Division of Corporation Finance, no additional registration fee is required.

EXPLANATORY NOTE: REGISTRATION OF ADDITIONAL SECURITIES
     Pursuant to Rule 416 under the Securities Act of 1933, as amended, and based on Section B.75 of the Manual of Publicly Available Telephone Interpretations of the SEC’s Division of Corporation Finance, we are filing with the SEC this Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-138703), which was previously filed with the SEC on November 14, 2006 (the “Registration Statement”), to register an additional 254,000 shares of common stock, $0.01 par value per share, of Roberts Realty Investors, Inc. We may issue those additional shares from time to time under the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan (the “Plan”), as amended effective January 27, 2009. In accordance with the antidilution provisions of the Plan, on January 27, 2009, the aggregate number of shares of common stock issuable under the Plan was adjusted from 400,000 to 654,000 to address the dilution resulting from our recent declaration of a special stock distribution of 0.647 of a share for each outstanding share, which distribution will be paid on January 29, 2009 to shareholders of record at the close of business on December 29, 2008.
     Upon the effectiveness of this Amendment No. 1 to the Registration Statement, a total of 646,212 shares of common stock issuable under the Plan, as amended, will be registered, consisting of (a) 392,212 shares of common stock previously registered under the Registration Statement and (b) an additional 254,000 shares of common stock registered under this Amendment No. 1 to the Registration Statement.
     The contents of the Registration Statement are incorporated herein by reference, except that we are amending Item 8 to reflect exhibits that we are filing with this Amendment No. 1 to the Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
     The following exhibits are filed with this registration statement.

Exhibit No.	Description

4.1	2006 Roberts Realty Investors, Inc. Restricted Stock Plan, as amended effective January 27, 2009.

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP as to the legality of the common stock being registered.

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

23.2	Consent of Reznick Group, P.C.

24.1	Power of Attorney (contained in signature page hereof).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 27, 2009.

ROBERTS REALTY INVESTORS, INC.
By:	/s/ Charles S. Roberts
Charles S. Roberts
Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Charles S. Roberts and Charles R. Elliott, and each one of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles S. Roberts	Chairman of the Board,	January 27, 2009
Charles S. Roberts	Chief Executive Officer and President (Principal Executive Officer)

/s/ Charles R. Elliott	Chief Financial Officer,	January 27, 2009
Charles R. Elliott	Secretary, Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director

/s/ John L. Davis	Director	January 27, 2009
John L. Davis

/s/ Wm. Jarell Jones	Director	January 27, 2009
Wm. Jarell Jones

Director
Ben A. Spalding

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